As filed with the Securities and Exchange Commission on May 18, 2005
                                                           Registration No. 333-
_______________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               -----------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                               -----------------
                        FELCOR LODGING TRUST INCORPORATED
             (Exact name of registrant as specified in its charter)


        Maryland                                         75-2541756
(State or other jurisdiction of                       (I.R.S. Employer
 incorporation or organization)                      Identification No.)


                     545 E. John Carpenter Frwy., Suite 1300
                               Irving, Texas 75062
                                 (972) 444-4900
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)
                               -----------------
                              Lawrence D. Robinson
                  Executive Vice President and General Counsel
                        FelCor Lodging Trust Incorporated
                     545 E. John Carpenter Frwy., Suite 1300
                               Irving, Texas 75062
                                 (972) 444-4900
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                               -----------------
                                    Copy to:
                                Robert W. Dockery
                            Jenkens & Gilchrist, P.C.
                          1445 Ross Avenue, Suite 3700
                            Dallas, Texas 75202-2799
                               -----------------

     Approximate date of commencement of proposed sale to public: From time to time after this registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend reinvestment plans, check the following box: |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |X| 333-122221

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|

                               -----------------

                        CALCULATION OF REGISTRATION FEE


===============================================================================================================================
                                                                                         Proposed maximum        Amount of
   Title of each class of           Amount to be          Proposed maximum offering     aggregate offering      registration
securities to be registered        registered (1)            price per share (2)           price (1)(2)             fee
----------------------------- ------------------------- ------------------------------ ---------------------- ------------------
       Common Stock,
      $0.01 par value             413,685 shares                   $13.36                   $5,526,832               $651 (3)
================================================================================================================================

(1) This registration statement shall also cover any additional shares of common stock that shall become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of common stock.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and based upon the average of the high and low prices reported on The New York Stock Exchange on May 16, 2005.
(3) Pursuant to Rule 457(p), the registration fee of $651 is offset against filing fees previously paid in connection with the Form S-4 (File No. 333-62510), filed on June 7, 2001, by FelCor Lodging Trust Incorporated and FelCor Lodging Limited Partnership and subsequently withdrawn on September 28, 2001.

                 EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

     This registration statement is being filed pursuant to Rule 462(b) and General Instruction IV of Form S-3 to increase the number of shares originally registered by 413,685 shares of common stock and supplement the selling stockholder table to add an additional selling stockholder. Incorporated by reference in this registration statement is the Registration Statement on Form S-3 (File No. 333-12221), as amended, of FelCor Lodging Trust Incorporated, which was declared effective by the Securities and Exchange Commission on February 2, 2005. The required opinions and consents are listed on an Exhibit Index attached hereto and filed herewith.

                        SUPPLEMENTAL SELLING STOCKHOLDER

     The following table sets forth the name of the additional selling stockholder and (i) the number of shares of common stock beneficially owned by that selling stockholder, (ii) the maximum number of shares of common stock that may be offered by this prospectus for the account of that selling stockholder, and (iii) the amount and percentage of common stock that would be owned by that selling stockholder after completion of the offering, assuming the sale of all of the common stock that may be offered by this prospectus. Except as otherwise set forth in this prospectus, the selling stockholders have not, within the past three years, had any position, office or other material relationship with us.


======================================================================================================================
                                                                                                      % of All
                                Shares Owned             Shares Which             Shares             Outstanding
     Name of                     Prior to                 May Be Sold           Owned After          Common Stock
Selling Stockholder             Offering (1)               Hereunder             Offering          After Offering (3)
---------------------------- ----------------------- ------------------------- ------------------- ------------------
ICH Group Resources, Inc. (4)     413,685                   413,685                  0                    0.0%

-------------------------

(1) Beneficial ownership as of May 16, 2005, based upon information provided by the selling stockholder.

(2) Assumes sale of all shares of common stock registered pursuant to this prospectus, although the selling stockholder is under no obligation known to us to sell any shares of common stock at this time.

(3) Based upon 60,135,804 shares of common stock outstanding on April 29, 2005. The shares issuable under instruments to purchase our common stock that are currently exercisable within 60 days of April 29, 2005, are treated as outstanding for purposes of computing the percentage ownership of the person holding these instruments, but are not treated as outstanding for purposes of computing the percentage ownership of any other person.

(4) ICH Group Resources, Inc. is an affiliate of InterContinental Hotels Group PLC. At March 31, 2005, of the 141 consolidated hotels included in our continuing operations, subsidiaries of InterContinental Hotels Group managed 54. InterContinental Hotels Group beneficially owns an aggregate of 10,032,428 shares of our common stock, representing approximately 16.8% of our outstanding common stock. These shares of common stock are held by the following affiliates of InterContinental Hotels Group: SCH Minority Holdings, LLC owns an aggregate of 7,161,697 shares of our common stock, which shares are registered for resale under separate registration statements (File No. 333-122221 (5,713,185 shares) and File No. 333-50509
     (1,448,512 shares)); Six Continents Hotels, Inc. owns an aggregate of 2,457,046 shares of our common stock, which shares are registered for resale under a separate registration statement (File No. 333-50509); and ICH Group Resources, Inc. owns the shares reflected in the table above.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on the 17th day of May 2005.

                                    FELCOR LODGING TRUST INCORPORATED,
                                    a Maryland corporation

                                    By:   /s/ Lawrence D. Robinson
                                          -----------------------------------
                                              Lawrence D. Robinson
                                            Executive Vice President,
                                          Secretary and General Counsel

                                POWER OF ATTORNEY

    Each person whose signature appears below hereby constitutes and appoints each of Thomas J. Corcoran, Jr. and Lawrence D. Robinson, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments) to this Registration Statement, which amendments make such changes in this Registration Statement as deemed necessary or appropriate, and any registration statement relating to the same offering filed pursuant to Rule 462(b) under the Securities Act of 1933 and requests to accelerate effectiveness of such registration statements, to file the same, together with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices and other documents necessary or advisable to comply with the applicable state securities laws, and to file the same, together with all other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, full power and authority to perform and do each and every act and thing necessary and advisable as fully to all intents and purposes as he or she might or could perform and do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.


    Pursuant  to  the   requirements   of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature                        Title                            Date


/s/ Donald J. McNamara            Chairman of the Board and        May 17, 2005
-----------------------------     Director
Donald J. McNamara

/s/ Thomas J. Corcoran, Jr.       President and Chief Executive    May 17, 2005
-----------------------------     Officer and Director
Thomas J. Corcoran, Jr.

/s/ Richard A. Smith              Executive Vice President and     May 17, 2005
-----------------------------     Chief Financial Officer
Richard A. Smith

/s/ Lester C. Johnson             Senior Vice President and        May 17, 2005
-----------------------------     Controller (Principal Accounting
Lester C. Johnson                 Officer)

/s/ Melinda J. Bush               Director                         May 13, 2005
-----------------------------
Melinda J. Bush

                                  Director                         May , 2005
-----------------------------
Richard S. Ellwood

                                  Director                         May , 2005
-----------------------------
Richard O. Jacobson

/s/ David C. Kloeppel             Director                         May 17, 2005
-----------------------------
David C. Kloeppel

/s/ Charles A. Ledsinger, Jr.     Director                         May 17, 2005
-----------------------------
Charles A. Ledsinger, Jr.

/s/ Robert H. Lutz, Jr.           Director                         May 12, 2005
-----------------------------
Robert H. Lutz, Jr.

/s/ Robert A. Mathweson           Director                         May 17, 2005
-----------------------------
Robert A. Mathewson

/s/ Michael D. Rose               Director                         May 17, 2005
-----------------------------
Michael D. Rose

                                  EXHIBIT INDEX



      Exhibit
       Number                   Description of Exhibit
      -------                   ----------------------


      5.1*           Opinion of Jenkens & Gilchrist, a Professional Corporation.

     23.1 Consent of Jenkens & Gilchrist, a Professional Corporation (included in Exhibit 5.1).

     23.3*           Consent of PricewaterhouseCoopers LLP.

     24.1            Power of Attorney (included on signature page).

-----
*  Filed herewith.